Exhibit 23.1


                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-51991) and related Prospectus of Hovnanian Enterprises, Inc. (the "Company") for the registration of 7,643,312 shares of its Class A common stock and $225,000,000 of preferred stock, common stock, preferred stock warrants, common stock warrants, debt securities and debt security warrants and to the incorporation by reference therein of our report dated December 19, 1997, with respect to the consolidated financial statements and schedules of the Company included in its Annual Report
(Form 10-K) for the fiscal year ended October 31, 1997, filed with the Securities and Exchange Commission.



                                                   Ernst & Young LLP


New York, New York
June 24, 1998